SIXTH AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

THIS SIXTH AMENDMENT (“Amendment”) to the Expense Limitation Agreement is made as of this December 11, 2024, by and between Empower Capital Management, LLC (the “Adviser”), and Empower Funds, Inc. (“Empower Funds”) (each a “Party” and collectively the “Parties”). Empower Funds is a series investment company, and is entering into this Amendment on behalf of, and this Amendment shall apply to, each series of Empower Funds set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Parties entered into an Expense Limitation Agreement on May 1, 2015, as amended (the “Agreement”), whereby the Adviser agreed to reduce the management fee of an applicable Fund by 0.35% of the amount such Fund is allocated to a fixed interest contract issued and guaranteed by Empower Annuity Insurance Company of America (the “Empower of America Contract”); and

WHEREAS, pursuant to Section 3.4 of the Agreement, Empower Funds and the Adviser desire to amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, Empower Funds and the Adviser agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.	The term of the Agreement is hereby extended through April 30, 2026. Thereafter, the Agreement shall automatically renew for one-year terms pursuant to Section 2 of the Agreement.

3.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement will remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment will control.

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ECM – Empower Funds 6th Amendment to Expense Limitation Agreement (EofA Contract)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers as of the Effective Date.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name:	Jonathan D. Kreider
Title:	President & Chief Executive Officer

EMPOWER FUNDS, INC.

By:	/s/ Kelly B. New
Name:	Kelly B. New
Title:	Chief Financial Officer & Treasurer

ECM – Empower Funds 6th Amendment to Expense Limitation Agreement (EofA Contract)

SCHEDULE A TO THE

EXPENSE LIMITATION AGREEMENT

Empower Lifetime 2015 Fund

Empower Lifetime 2020 Fund

Empower Lifetime 2025 Fund

Empower Lifetime 2030 Fund

Empower Lifetime 2035 Fund

Empower Lifetime 2040 Fund

Empower Lifetime 2045 Fund

Empower Lifetime 2050 Fund

Empower Lifetime 2055 Fund

Empower Lifetime 2060 Fund*

Empower Lifetime 2065 Fund**

Empower Conservative Profile Fund

Empower Moderately Conservative Profile Fund

Empower Moderate Profile Fund

Empower Moderately Aggressive Profile Fund

Empower Aggressive Profile Fund

Empower SecureFoundation® Balanced Fund

Initial term ends on date: April 30, 2016

* Initial term ends on date: April 30, 2020

** Initial term ends on date: April 30, 2025

ECM – Empower Funds 6th Amendment to Expense Limitation Agreement (EofA Contract)

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